Exhibit 99.1

True Religion Apparel Announces Third Quarter 2011 Financial Results

•	Q3 2011 net sales increased 16.8%to $108.4 million
•	U.S. Consumer Direct net sales increased 33.5%; same-store sales increased 10.2%
•	International net sales increased 30.2% to $23.5 million
•	Q3 2011 diluted earnings per share were $0.48, including $0.03 of separation costs
•	Q3 2011 adjusted diluted earnings per share were $0.51 versus $0.48 in Q3 2010

VERNON, California — November 1, 2011—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended September 30, 2011.

Third Quarter 2011 Financial Results

•                  Total net sales increased 16.8% to $108.4 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce business, increased 33.5% to $61.8 million and accounted for 57.0% of the Company’s total net sales for the quarter. Third quarter same-store sales for the 84 stores open at least 12 full months and e-commerce increased 10.2%. The Company operated a total of 105 branded stores in the United States as of September 30, 2011, compared to 89 as of September 30, 2010.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $22.0 million, an 18.3% decrease as compared to the prior year. This segment’s sales continue to be impacted by our challenging sales trend for women’s denim in the major department store channel.  In addition, net sales decreased in part due to a customer’s bankruptcy filing in the second quarter of 2011 and, consistent with the Company’s 2011 plan, sales to off-price customers were reduced to support long-term brand value.  Sales to the specialty store channel increased for the sixth consecutive quarter.

•                  Net sales for the Company’s International segment increased 30.2% to $23.5 million. Growth in this segment was driven by the opening of branded retail stores since September 30, 2010: three in Canada, two each in Germany and the U.K., and one in the Netherlands.  In addition, wholesale sales in Germany and the U.K. increased this quarter over last year as the Company has moved to a direct wholesale sales model in these markets.

•                  Gross profit increased 21.9% to $70.2 million, driven primarily by the overall sales growth.  The gross margin rate increased 270 basis points to 64.8%, reflecting the ongoing sales mix shifts towards the higher-margin U.S. Consumer Direct segment and International wholesale and retail businesses.

•                  Selling, general and administrative (“SG&A”) expenses increased 28.3% to $50.3 million from $39.2 million in the prior year quarter, and as a percentage of net sales, increased to 46.4% from 42.2% in the same quarter a year ago.  The majority of the growth in the SG&A expenses was driven by the costs associated with operating 16 additional stores in the U.S. in 2011 as compared to the same period in 2010.  Also contributing to this increase is the International segment’s addition of eight new retail stores; the expansion over the past year of wholesale sales teams in Germany, the U.K. and Italy; and the establishment of our regional office in Switzerland.  Also, in the third quarter of 2011, the Core Services segment incurred net separation costs associated with the resignation of a former executive of $1.2 million, or 120 basis points of the 2011 SG&A rate.   Excluding the net separation costs, the SG&A rate would have been 45.2% of net sales for the third quarter of 2011. The adjusted SG&A rate increased primarily due to our planned international expansion.

•                  Operating income totaled $19.9 million, up 8.3% from the third quarter of last year. Operating margin was 18.4% in the third quarter of 2011 versus 19.8% in the third quarter of 2010. The decrease in the operating margin is primarily due to the net separation costs and the reduction in sales to off-price and major accounts, which were partially offset by improved operating margins in the U.S. Consumer Direct and International segments.  The operating income excluding the net separation costs would have been $21.2 million or 19.5% of net sales.

•                  The effective tax rate for the quarter was 37.5% as compared to 36.1% in the third quarter of 2010.  The 2011 effective tax rate increased over 2010 as the Company established its European headquarters in Switzerland.

•                  Net income attributable to True Religion Apparel, Inc. increased to $12.1 million, or $0.48 per diluted share based on weighted average shares outstanding of 25.0 million, as compared to $11.8 million, or $0.48 per diluted share based on weighted average shares outstanding of 24.8 million in the 2010 third quarter. Excluding the net separation costs, the adjusted net income attributable to True Religion Apparel, Inc. was $12.9 million, or $0.51 per diluted share for the third quarter of 2011.

Management Comments

“We are pleased that our net sales growth continued in the third quarter of this year.  The U.S. Consumer Direct segment, which is our most direct link to consumers, increased its sales by 34% and its operating profit by 40%.  And, our International operating profit increased 45% over last year, driven by the strategic investments we made in the past year to take more direct control of our business, especially in Germany, Canada and the U.K.,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “While our year-to-date financial results reflect many positive trends in our business, our team is committed to reaching even more consumers with our trend-setting jeans and sportswear.”

Year-to-Date 2011 Financial Results

•                  Total net sales increased 18.8% to $300.4 million in the first nine months of 2011.  Net sales for the Company’s U.S. Consumer Direct segment increased 37.4% to $174.0 million, and same-store sales for the first nine months of 2011 increased 10.8%. Net sales for the Company’s U.S. Wholesale segment totaled $63.9 million, a 16.8% decrease as compared to the prior year period due to decreases in sales to major and off-price accounts, which was partially offset by an increase in sales to the specialty accounts.  Net sales for the Company’s International segment increased 31.7% to $60.0 million in the first nine months of 2011.

•                  Gross profit increased 21.9 % to $195.3 million, and gross margin expanded by 160 basis points to 65.0%. The overall improvement in gross margin was due to the ongoing sales mix shift toward the Company’s higher-margin Consumer Direct segment and the increased margin earned by the International segment.

•                  SG&A expense increased 24.8% to $145.4 million from $116.5 million in the prior year period, and as a percentage of net sales, increased to 48.4% from 46.1% in the prior year period.  The increase primarily reflects the operation of 16 additional stores in the U.S. in 2011 as compared to the same period in 2010.  Also contributing to this increase is the spending linked to our planned international expansion, including the addition over the past year of wholesale sales teams in Germany, the UK and Italy, the addition of eight new retail stores, and the set-up of our regional office in Switzerland.  Included in SG&A for the first nine months of 2011 was net separation costs of $1.2 million associated with the resignation of a former executive and a $1.5 million litigation settlement.  Also, included in the first nine months of 2010 is $4.4 million in net separation costs associated with the termination of a former executive.  Excluding the net separation costs, the SG&A rate would have been 48.0% for the first nine months of 2011 compared to 44.4% in the first nine months of 2010.  The adjusted SG&A rate increased primarily due to our planned international expansion.

•                  Operating income increased 14.2% to $50.0 million, or 16.6% of net sales versus 17.3% of net sales in the prior year period.  Excluding the pre-tax net separation costs described above, the adjusted operating margin was 17.0% for the first nine months of 2011 compared to 19.0% in the first nine months of 2010.  The adjusted operating margin decline was primarily due to the planned international expansion.

•                  Net income attributable to True Religion Apparel, Inc. was $30.5 million, or $1.22 per diluted share based on weighted average shares outstanding of 25.0 million, as compared to $27.7 million, or $1.12 per diluted share based on weighted average shares outstanding of 24.8 million in the prior year period. Excluding the separation costs described above, 2011 adjusted net income attributable to True Religion Apparel, Inc. was $31.3 million, or $1.25 per diluted share, compared to $30.5 million, or $1.23 per diluted share in 2010.

Balance Sheet and Liquidity

As of September 30, 2011, the Company had $182.2 million of cash and cash equivalents as compared to $153.8 million as of December 31, 2010. The Company ended the quarter with no long-term borrowings. The inventory balance as of September 30, 2011 was $54.1 million, a 4.9% increase from the end of the third quarter of 2010.  This increase is the result of opening 16 U.S. and eight international branded retail stores since September 30, 2010.

Net cash provided by operating activities for the first nine months of 2011 was $48.7 million compared to $37.1 million in the first nine months of 2010.  This increase in net cash provided by operating activities is linked to the increase in net income, the improvement in the inventory turnover rate, the sales mix shift to the U.S. Consumer Direct segment (which hastens the conversion of net sales to cash as compared to wholesale sales), and the receipt of merchandise later in September of 2011 as compared to 2010, which results in payments for those receipts being made in the subsequent quarter.

Store Openings

During the 2011 third quarter, True Religion Apparel opened three stores in the U.S., two stores in the U.K., one store in Germany, one store in the Netherlands and relocated one in the U.S.  As of September 30, 2011, the Company operated 105 stores in the U.S., three stores in Canada, three stores in Japan, three stores in Germany, three stores in the U.K and one store in the Netherlands.  The Company anticipates opening five additional U.S. retail stores in 2011.

New Distribution Agreement

The Company also announced that, in the 2011 third quarter, it entered into a distribution agreement with Envols International Trading Co., Ltd. (Envols).  Under this agreement, which extends to December 2016, Envols has been granted exclusive distributorship in China and non-exclusive distributorship in Hong Kong.  Envols will expand the presence of True Religion Brand Jeans merchandise in Hong Kong and China through True Religion Brand Jeans retail stores, shop-in-shops and other premium retail concepts.   Envols was founded in 2003 to expand the wholesale and retail presence of the Giorgio Armani brand in China, and that relationship continues today with four related brands including Armani Jeans.

Envols will fund and operate the retail store and wholesale expansion in Hong Kong and China, with store design, visual and merchandise assortment guidance from the Company.  As this is a new venture, the 2012 financial impact of this distribution agreement is not expected to be material to the Company’s consolidated financial results.

Investor Conference Call

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 380496. Please note participants must enter the conference identification number in order to access the replay.

Management Commentary

A detailed financial commentary from the Company’s management will be posted on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of September 30, 2011, the Company owned and operated 105 branded retail stores in the United States, three branded retail stores in Canada, three branded retail stores in Japan, three branded retail stores in Germany, three branded retail stores in the U.K and one branded retail store in the Netherlands.  For more information, please visit www.truereligionbrandjeans.com.

Q3 2011 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Increase/			% Increase/
	2011	2010	(Decrease)	2011	2010	(Decrease)
Net Sales:
U.S. Consumer Direct	$61,817	$46,293	33.5%	$174,025	$126,611	37.4%
U.S. Wholesale	22,020	26,938	(18.3)%	63,888	76,748	(16.8)%
International	23,461	18,016	30.2%	60,021	45,564	31.7%
Core Services	1,066	1,504	(29.1)%	2,455	3,884	(36.8)%
Total net sales	$108,364	$92,751	16.8%	$300,389	$252,807	18.8%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
		Gross		Gross		Gross		Gross
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Gross Profit:
U.S. Consumer Direct	$43,490	70.4%	$33,335	72.0%	$124,929	71.8%	$92,323	72.9%
U.S. Wholesale	11,388	51.7%	13,574	50.4%	33,510	52.5%	39,904	52.0%
International	14,246	60.7%	9,155	50.8%	34,409	57.3%	24,106	52.9%
Core Services	1,066	100.0%	1,504	100.0%	2,455	100.0%	3,884	100.0%
Total gross profit	$70,190	64.8%	$57,568	62.1%	$195,303	65.0%	$160,217	63.4%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
		Operating		Operating		Operating		Operating
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating Income:
U.S. Consumer Direct	$20,989	34.0%	$14,998	32.4%	$61,189	35.2%	$41,214	32.6%
U.S. Wholesale	9,752	44.3%	11,740	43.6%	27,700	43.4%	34,263	44.6%
International	6,801	29.0%	4,699	26.1%	13,165	21.9%	13,711	30.1%
Core Services	(17,616)	NM	(13,034)	NM	(52,102)	NM	(45,456)	NM
Total operating income	$19,926	18.4%	$18,403	19.8%	$49,952	16.6%	$43,732	17.3%

Note:  In the fourth quarter of 2010, the Company changed the classification of SG&A expenses in its business segments.  The U.S. Wholesale and Core Services operating income amounts presented above reflect the impact of these reclassifications.  Please refer to the Form 8-K filed on February 24, 2011, for the presentation of operating income as previously reported and as reclassified.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2011 Guidance, forecasted store openings for 2011 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$108,364	$92,751	$300,389	$252,807
Cost of sales	38,174	35,183	105,086	92,590
Gross profit	70,190	57,568	195,303	160,217
Selling, general and administrative expenses	50,264	39,165	145,351	116,485
Operating income	19,926	18,403	49,952	43,732
Other expense (income), net	250	(185)	(231)	(205)
Income before provision for income taxes	19,676	18,588	50,183	43,937
Provision for income taxes	7,374	6,717	19,070	16,137
Net income	12,302	11,871	31,113	27,800
Less: Net income attributable to redeemable noncontrolling interest	217	92	612	92
Net income attributable to True Religion Apparel, Inc.	$12,085	$11,779	$30,501	$27,708

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.48	$0.48	$1.23	$1.13
Diluted	$0.48	$0.48	$1.22	$1.12

Weighted average shares outstanding:
Basic	24,927	24,584	24,831	24,464
Diluted	24,999	24,755	25,002	24,807

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$182,158	$153,792
Accounts receivable, net of allowances	26,958	27,856
Inventories	54,099	41,691
Deferred income tax assets	6,828	9,660
Prepaid expenses and other current assets	10,974	10,280

Total current assets	281,017	243,279
Property and equipment, net	53,841	48,448
Other assets	4,626	4,157

TOTAL ASSETS	$339,484	$295,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$25,119	$17,234
Accrued salaries, wages and benefits	9,290	9,501
Income taxes payable	318	4,711

Total current liabilities	34,727	31,446
Long-Term Liabilities:
Long-term deferred rent	13,703	11,286
Long-term income taxes payable	2,335	—
Long-term deferred income tax liabilities	2,874	2,195

Total long-term liabilities	18,912	13,481
Total liabilities	53,639	44,927

Redeemable noncontrolling interest	2,564	1,925

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,557 and 25,336 issued and outstanding, respectively	3	3
Additional paid-in capital	75,787	66,468
Retained earnings	206,661	181,634
Accumulated other comprehensive income, net	830	927

Total stockholders’ equity	283,281	249,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$339,484	$295,884

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,113	$27,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,351	7,051
Provision for bad debts	857	260
Stock-based compensation	8,516	11,127
Tax benefit from stock-based compensation	761	3,557
Excess tax benefit from stock-based compensation	(1,219)	(3,557)
Deferred income taxes	2,177	(173)
Other, net	75	(440)
Changes in operating assets and liabilities:
Accounts receivable	204	(52)
Inventories	(12,255)	(15,287)
Prepaid expenses and other current assets	(674)	(2,272)
Other assets	(442)	—
Accounts payable and accrued expenses	8,745	6,066
Accrued salaries, wages and benefits	(218)	(1,081)
Prepaid income taxes and income taxes payable	(747)	965
Long-term deferred rent	2,420	3,154
Net cash provided by operating activities	48,664	37,118

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(15,622)	(12,986)
Sales of investments	—	4,950
Expenditures to establish trademarks	(30)	(126)
Other	—	(899)
Net cash used in investing activities	(15,652)	(9,061)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(5,450)	(9,633)
Excess tax benefit from stock-based compensation	1,219	3,557
Net cash used in financing activities	(4,231)	(6,076)

Effect of exchange rate changes in cash	(415)	206

Net increase in cash and cash equivalents	28,366	22,187
Cash and cash equivalents, beginning of period	153,792	105,531
Cash and cash equivalents, end of period	$182,158	$127,718

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Three Months Ended
	September 30, 2011
			Net income
	Selling, general		attributable to	Diluted
	& administrative	Operating	True Religion	earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$50,264	$19,926	$12,085	$0.48
Separation costs (a)	(1,237)	1,237	773	0.03
As adjusted (b)	$49,027	$21,163	$12,858	$0.51

	Nine Months Ended
	September 30, 2011
			Net income
	Selling, general		attributable to	Diluted
	& administrative	Operating	True Religion	earnings
	expenses	income	Apparel, Inc.	per share
As reported (GAAP)	$145,351	$49,952	$30,501	$1.22
Separation costs (a)	(1,237)	1,237	767	0.03
As adjusted (b)	$144,114	$51,189	$31,268	$1.25

(a)          Separation costs associated with the termination of the Company’s former president ($2.9 million in separation costs offset by $1.7 million of accrued bonus and share-based compensation).

(b)         In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present Selling, general & administrative expenses, Operating income, Net income, and Earnings per diluted share excluding the adjustment discussed above.  This adjustment, which the Company does not believe to be indicative of on-going business trends, is excluded from these calculations.  The Company believes this adjustment provides a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Anne Rakunas
ICR, Inc.
(310) 954-1113